MEMBERSHIP INTEREST PURCHASE AGREEMENT BY

AND BETWEEN

THE SOLE MEMBER OF RXOID HEALTH SOLUTIONS, LLC, A

TEXAS LIMITED LIABILITY COMPANY

AND

RAPID THERAPEUTIC SCIENCE LABORATORIES, INC., A

NEVADA CORPORATION

DATED NOVEMBER 30, 2020

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE		1
1.1	Agreement to Purchase and Sell	1
1.2	Further Assurances	1
ARTICLE 2 PURCHASE PRICE; NET REVENUE INTEREST		2
2.1	Purchase Price	2
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		2
3.1	Organization	2
3.2	Authorization	2
3.3	Company Securities	2
3.4	Subsidiaries	3
3.5	Absence of Restrictions and Conflicts	3
3.6	Title to Assets; Related Matters	3
3.7	Legal Proceedings	4
3.8	Compliance with Law	4
3.9	No Indebtedness	5
3.10	No Untrue Representation or Warranty	5
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		5
4.1	Organization	5
4.2	Authorization	5
4.3	No Other Representations or Warranties	5
ARTICLE 5 CLOSING		6
5.1	Closing	6
5.2	Seller Closing Deliveries	6
5.3	Purchaser Closing Deliveries	6
ARTICLE 6 CONSTRUCTION; DEFINITIONS		6
6.1	Definitions	6
7.1	Assignment; Successors in Interest	10
7.2	Captions	10
7.3	Governing Law; Consent to Jurisdiction; Waiver Of Trial By Jury; Etc.	10
7.4	Severability	11
7.5	Amendment	11
7.6	Enforcement of Certain Rights	11
7.7	Integration	11
7.8	Electronic Signatures	11

LIST OF EXHIBITS

Exhibit A     Seller’s Ownership of the Company and Purchaser Shares Due

Exhibit B     Form of Stock Power and Assignment of Uncertificated Membership Interests

Membership Interest Purchase Agreement

Page i

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of Novemer 30, 2020, is made and entered into by and between Rapid Therapeutic Science Laboratories, Inc., a Nevada corporation (the “Purchaser”), and Texas MDI, LLC, a Texas limited liability company (the “Seller”), the sole member/owner of Rxoid Health Solutions, LLC, a Texas limited liability company (the “Company”). The Purchaser and the Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns 100% of the outstanding membership interests of the Company (the “Company Securities”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, all of the Company Securities on the terms and subject to the conditions set forth herein (the “Acquisition”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound hereby, each Party hereby agrees:

CERTAIN CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN ARTICLE 9.

ARTICLE 1

PURCHASE AND SALE

1.1  Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Company Securities, free and clear of all Liens.

1.2  Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at the other Party’s reasonable request and without further consideration, execute and deliver to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the Company Securities to the Purchaser and otherwise to effect the transactions contemplated by this Agreement and the terms and conditions herein.

ARTICLE 2

PURCHASE PRICE; NET REVENUE INTEREST

2.1 Purchase Price. The aggregate consideration paid for the Company Securities by the Purchaser at Closing shall be $100 (the “Purchase Price”).

Membership Interest Purchase Agreement

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants the following to the Purchaser as of the date hereof (which shall be automatically re-confirmed as the Closing Date):

3.1  Organization. The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of Texas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation, limited liability company or other organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where such failure to be so qualified or registered will not cause a Company Material Loss.

3.2  Authorization. Seller has all necessary power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.3  Company Securities.

3.3.1  The Company Securities represent all of the outstanding memership interests of the Company. No equity interests of the Company are reserved for issuance or are held as treasury securities, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, pre- emptive rights, subscriptions, Claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the equity interests of the Company; (ii) there are no outstanding contracts or other agreements of the Company, the Seller or any other Person to purchase, redeem or otherwise acquire any outstanding equity interests of the Company, or securities or obligations of any kind convertible into equity interests of the Company; (iii) there are no dividends which have accrued or been declared but are unpaid on the equity interests of the Company; (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company; (v) there are no voting agreements, shareholder agreements or other agreements relating to the management of the Company; and (vi) there are no outstanding agreements or understandings restricting the transfer or sale of the Company Securities, or which prohibit the Purchaser from acquiring the Company Securities pursuant to this Agreement.

3.3.3  The Company has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Seller or the Company on any matter.

Membership Interest Purchase Agreement

3.4  Subsidiaries. The Company does not own directly or indirectly, any capital stock or other equities, securities or interests in, or any note or other contractual right exercisable or exchangeable for, or convertible into, any other corporation or in any limited liability company, partnership, joint venture or other entity.

3.5  Absence of Restrictions and Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby: (a) will not create in any party the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the Governing Documents of the Seller or the Company, (ii) any contract, agreement, permit, franchise, License or other instrument applicable to the Company, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which the Seller or the Company is a party or by which the Seller or the Company or any of their respective properties are bound, or (iv) any Law or arbitration award applicable to the Company, except in the cases of sub-clauses (ii), (iii) and (iv) of clause (b) where the violation, conflict, breach, default, loss of benefit, acceleration or failure to give notice will not have a Company Material Loss. No consent, approval, order, non-action or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

3.6  Title to Assets; Related Matters.

3.6.1  The Company has good and valid title, a valid leasehold interest in, or a valid License for, all of the property and assets owned, leased, Licensed, operated or used by the Company, free and clear of all Liens, except Permitted Liens.

3.6.2  Neither the Seller nor any of its Affiliates (other than the Company) owns or holds any assets or property (tangible or intangible) that are currently being used in connection with the business of the Company.

3.7  Legal Proceedings.

3.7.1  No suit, action, Claim, arbitration, Proceeding or investigation is pending or, to the knowledge of the Seller, threatened against, relating to or involving the Company, its respective business or its respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”).

3.7.2  No actions, suits, Claims, investigations or other legal Proceedings are pending or, to the Seller’ knowledge, threatened against or by the Seller or the Company, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.8  Compliance with Law.

3.8.1  The Seller (solely with respect to the business of the Company) and the Company is, and since the date the Company was formed, have been, in compliance with all applicable Laws, except where the failure to do so will not have a Company Material Loss; (ii) neither the Seller (solely with respect to the business of the Company), nor the Company has been charged with, nor received any written notice that it is under investigation with respect to, and, to the knowledge of the Seller, neither the Seller (solely

Membership Interest Purchase Agreement

with respect to the business of the Company), nor the Company are now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity; (iii) neither the Seller (solely with respect to the business of the Company) nor the Company are a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator; (iv) the Seller (solely with respect to the business of the Company) and the Company have filed all material reports and have all material Licenses required to be filed with any Governmental Entity on or before the date hereof; and (v) the Company has not failed to comply with any Law or authorization by any Governmental Entity to the extent that such failure is reasonably expected to result in or give rise to: (a) any criminal liability in respect of the Company, or (b) any restrictions, penalties, limitations or other Liens being imposed on the Company or its assets that would result in a Company Material Loss.

3.8.2  The Company and its agents are in compliance with all applicable U.S. and foreign Laws and regulations, including the following:

(a)  all applicable certification, permitting, valuation, classification, reporting, and recordkeeping requirements concerning the importation of products; and

(b)  all applicable anti-bribery prohibitions as set forth in the Foreign Corrupt Practices Act (FCPA) against the Company, as a domestic concern other than as an issuer (as defined in the FCPA), making, or authorizing any party acting on the Company’s behalf to make, directly or indirectly, with a corrupt motive, any offer, payment, or promise to pay or give any money, property, services or anything of value to any foreign official (as defined by the FCPA) for the purpose of inducing or influencing any acts or decisions of any foreign official with regard to the Company’s business in order to obtain or retain business for or with, or secure an improper advantage for, the Company.

3.9  No Indebtedness. As of the date hereof (a) no obligations exist with respect to any Indebtedness of the Company; and (b) no liabilities, Indebtedness, agreements or other obligations are owed between the Company, on the one hand, and the Seller and its Affiliates, on the other hand.

3.10  No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Purchaser by the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows as of the date hereof (which shall be automatically re-confirmed as of the Closing Date):

4.1  Organization. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2  Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions

Membership Interest Purchase Agreement

contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder, and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3  No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 5, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser, or any of its Affiliates or Representatives to the Seller.

ARTICLE 5

CLOSING

5.1  Closing. The Parties have executed this Agreement as of the date and year set forth in the introductory paragraph of this Agreement above and the “Closing” shall be deemed to have occurred and taken place at 8:00 a.m. on such date.

5.2  Seller Closing Deliveries. At the Closing the Seller has delivered to the Purchaser the following:

5.2.1  a completed Form of Stock Power and Assignment of Uncertificated Membership Interest in the form of Exhibit A hereto;

5.2.2  the organizational record books and minute books of the Company; 5.3.3  all blank and unissued stock certificates of the Company; and

5.2.4  all other documents required to be entered into by the Company, or the Seller pursuant hereto or reasonably requested by the Purchaser to convey the Company Securities to the Purchaser or to otherwise consummate the transactions contemplated hereby.

5.3  Purchaser Closing Deliveries. At the Closing, the Purchaser has delivered to the Seller the following:

5.3.1  the Purchase Price; and

5.3.2  all other documents required to be entered into by the Purchaser pursuant hereto or reasonably requested by the Seller to otherwise consummate the transactions contemplated hereby.

ARTICLE 6

CONSTRUCTION; DEFINITIONS

6.1 Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

Membership Interest Purchase Agreement

6.1.1  “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that, from and after the Closing, (a) the Company shall not be considered an Affiliate of any Seller or its Affiliates, and (b) no Seller, nor or any of its Affiliates shall not be considered an Affiliate of the Company.

6.1.2  “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in the City of Dallas, Texas.

6.1.3  “Claim” means any claim (including any product liability, malpractice or errors or omission claim), demand, complaint, cause of action, investigation, inquiry, suit, action, hearing, notice of violation or legal, administrative, arbitrative or other Proceeding.

6.1.4  “Closing Date” means the date on which the Closing occurs. 6.1.5  6.1.5  “Closing” means the consummation of the transactions contemplated by this Agreement at the date and time set forth in Section 7.1 of this Agreement.

6.1.6  “Code” means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

6.1.7  “Company Material Loss” means liabilities in excess of $50,000. 6.1.8  “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

6.1.9  “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

6.1.10  “Exhibit” means any exhibit attached to this Agreement.

6.1.11  “GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Company.

6.1.12  “Governing Documents” means (i) the articles or certificate of incorporation, or certificate of formation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

Membership Interest Purchase Agreement

6.1.13  “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

6.1.14  “Indebtedness” means any obligation or other Liability of the Company under or for any of the following (excluding any trade payable): (a) indebtedness with respect to borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) any obligation evidenced by a note, bond, debenture or similar instrument; (c) swap or hedging contract; (d) capital lease or financial lease (but excluding operating leases); (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust, or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any assets; (h) any other deferred purchase price of property or services for which the Company is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the Company otherwise assures against loss and (i) any interest, fee or expense accrued relating to any of the foregoing, and prepayment or similar penalties and expenses which are payable if such Liability is paid in full as of the Closing Date.

6.1.15  “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

6.1.16  “Liability” means any direct or indirect obligation, indebtedness, commitment, expense, Claim, deficiency, endorsement, debt or other Liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed.

6.1.17  “Licenses” means all material notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

6.1.18  “Liens” mean all mortgages, liens (statutory or otherwise), pledges, security interests, charges, claims, restrictions, limitations, options, easements, encroachments, rights of first refusal, preemptive rights, conditional sale agreements, or other right to purchase, adverse claims or restrictions or reservations of any kind, including restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting transfer or any other encumbrance of any kind whatsoever.

6.1.19  “Material Adverse Effect” means any state of facts, change, event, circumstance, effect or occurrence, individually or in the aggregate with other facts, change, event, effect or occurrence, that is or would reasonably likely be materially adverse to the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities), or business of the Company taken as a whole; provided, that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent the following do not materially and disproportionately impact the Company, taken as a whole, compared to other companies in the industry or industries in which the Company operates, in which case the extent of such material and disproportionate

Membership Interest Purchase Agreement

effect may be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or effects in general economic conditions; (b) changes in Laws or GAAP  (or  other  analogous  accounting  standards) or  the  enforcement  thereof; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry or industry sectors in which the Company operates; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement, pendency or performance of this Agreement or the compliance with the provisions thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, but excluding any breach, violation or default, event of default or event of acceleration (or any event or circumstance that with notice, the lapse of time, or both would be or constitute a breach, violation, default, event of default or event of acceleration) or right of first refusal, right of first offer or preferential right that occurs, becomes exercisable or is otherwise triggered upon or as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.

6.1.20  “Order” means an order, binding determination, writ, injunction, judgment, plan, stipulation or decree.

6.1.21  “Ordinary Course” means (a) the ordinary course of business of the Company and consistent with the past practices of the Company and (b) not required to be authorized by the managers of the Company, or by any Person exercising similar authority; provided, that material violations of Law or a material violation of the contractual rights of third parties shall not be Ordinary Course.

6.1.22  “Permitted Liens” means (a) Liens for taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens incurred in the Ordinary Course and not yet delinquent, and (d) in the case of Company real property, zoning, building, or other restrictions, variances, covenants, rights of way, easements, mineral leases and reservations, and other minor irregularities in title, none of which, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use or (iii) impair the ability of such parcel to be sold, leased or subleased for its present use. For the avoidance of doubt, except for Liens described in clauses (a) and (b), Liens securing obligations for the payment of money shall not constitute Permitted Liens hereunder.

6.1.23  “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

6.1.24  “Proceeding” means (i) any Claim, cause of action or other proceeding before or filed with a Governmental Entity, (ii) any investigation, inquiry, charge or audit by a Governmental Entity, or (iii) any Order.

6.1.25  “Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

6.1.26  “Schedule” means any schedule attached to this Agreement.

Membership Interest Purchase Agreement

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1  Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

7.2  Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

7.3  Governing Law; Consent to Jurisdiction; Waiver Of Trial By Jury; Etc.

7.3.1  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Texas without reference to its choice of law rules.

7.3.2  Each Party hereby irrevocably consents and agrees that legal disputes hereunder shall be brought only to the exclusive jurisdiction of the courts of the State of Texas or the federal courts located in Dallas Count, Texas.

7.3.3 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3.3.

7.4  Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Membership Interest Purchase Agreement

7.5  Amendment. This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

7.6  Enforcement of Certain Rights. Except as expressly provided herein nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or Liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof (except as expressly set forth herein).

7.7  Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO.

7.8  Electronic Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

Rapid Therapeutic Science Laboratories, Inc.

By: /s/ Donal R. Schmidt, Jr.

Name: Donal R. Schmidt, Jr.

Title: Chief Executive Officer

SELLER:

Texas MDI, LLC

/s/ Donal R. Schmidt, Jr.

Donal R. Schmidt, Jr.

Its: President

100% Membership Interest

Membership Interest Purchase Agreement

EXHIBIT A

Seller’s Ownership of the Company

Company Membership Interests Owned Prior to Closing
Texas MDI, LLC	100%

EXHIBIT B

STOCK POWER AND ASSIGNMENT OF UNCERTIFICATED COMMON STOCK

FOR VALUE RECEIVED, effective November 30, 2020, the undersigned (the “Assignor”), the sole member of Rxoid Health Solutions, LLC, a Texas limited liability company (“Rxoid Health”), hereby sells, assigns, and transfers unto Rapid Therapeutic Science Laboratories, Inc., a Nevada corporation (the “Company”), membership interests representing 100% of the membership interests of Rxoid Health, which are owed by the undersigned Assignor, along with any and all appurtenant rights thereto (the “Securities”) and Assignor does hereby irrevocably constitute and appoint the Secretary or other appropriate officers of Rxoid Health as its attorney-in-fact with full power to transfer said Securities on the books of Rxoid Health with full power of substitution in the premises. Such Securities are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of Rxoid Health.

Texas MDI, LLC

/s/ Donal R. Schmidt, Jr.

Donal R. Schmidt, Jr.

Its: President